Exhibit 99.1

COMPANY CONTACT:

Scott Schmidt, Investor Relations

sschmidt@cardiodynamics.com

800-778-4825 Ext. 1005

CardioDynamics Receives Nasdaq Letter of

Non-Compliance with Minimum Bid Price Requirement

Company Provided Initial Six Month Period to Regain Compliance

SAN DIEGO, CA—September 28, 2006—CardioDynamics International Corporation (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced that it had received a Nasdaq Staff Deficiency Letter on September 25, 2006 from the Listing Qualifications Department indicating that the Company’s common stock fails to comply with the minimum bid price requirement set forth in Nasdaq Marketplace Rule 4450(a)(5). The letter was issued in accordance with standard Nasdaq procedures because the Company’s common stock closed below $1.00 per share for 30 consecutive trading days.

The letter states that CardioDynamics will be afforded 180 calendar days or until March 26, 2007, to regain compliance with the minimum bid requirement. To do so, the Company’s stock must meet or exceed the $1.00 minimum bid price for at least 10 consecutive business days. If CardioDynamics is unable to achieve this requirement by March 26, 2007, Nasdaq will provide written notification to the Company that its common stock is subject to delisting. At that time, CardioDynamics may appeal Nasdaq’s determination to delist its common stock. Alternatively, the Company may elect to apply to transfer its common stock from the Nasdaq Global Market, where it is currently listed, to the Nasdaq Capital Market if it satisfies all requirements, except for the bid price requirement, for initial inclusion in this market as set forth in Marketplace Rule 4310(c). If CardioDynamics meets the requirements for inclusion in the Nasdaq Capital Market at such time and the application to transfer its common stock to the Nasdaq Capital Market is approved, there will be a second 180 calendar days to regain compliance while listed on The Nasdaq Capital Market.

About CardioDynamics:

CardioDynamics, the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography. The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and medical device electrodes. The Company’s ICG Systems are being used by physicians around the world to help battle the number one killer of men and women—cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for historical and factual information contained herein, this press release contains forward-looking statements, including the Company’s ability to regain compliance with Nasdaq listing standards and remain listed on Nasdaq, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.